UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2013

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 20, 2013, Dana Financial Services Ireland Limited (the “Borrower”), a wholly-owned subsidiary of Dana Holding Corporation (“Dana”), provided notice to ING Capital LLC, as agent under Dana’s European accounts receivable backed credit facility, of its optional election to terminate on December 31, 2013 all of the lenders’ commitments under the Credit Agreement, dated as of March 8, 2011, as amended by the First Amendment to Credit Agreement, dated as of May 10, 2011 (the “European Credit Agreement”), among the Borrower, as borrower, the lenders party thereto (the “Lenders”) and ING Capital LLC, as a Lender and agent to the Lenders. The European Credit Agreement was scheduled to terminate on March 8, 2016 and provided for €75 million (approximately $102 million at current exchange rates) in financing for the Borrower. No borrowings were outstanding under the European Credit Agreement as of the termination date.

Effective December 31, 2013, the Borrower repaid in full all of its remaining obligations under the European Credit Agreement, including accrued fees and other amounts owing to the Lenders. There were no material prepayment penalties or breakage costs or fees. Upon making these payments, the Borrower’s obligations under the European Credit Agreement were satisfied in full and the European Credit Agreement was immediately terminated other than customary provisions expressly specified to survive termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION

Date: December 31, 2013	By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Senior Vice President, General Counsel
and Secretary

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